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                                                                    Exhibit 6.26

      THIS NOTE SUPERCEDES THAT CERTAIN NOTE DATED 21 MARCH 1996 (ATTACHED)

                                 PROMISSORY NOTE


$  1,750,000                                        El Dorado Hills, California,
--------------------                           ---------------------------------

 July 30, 1996      .


         FOR VALUE RECEIVED, and hereby acknowledged, the undersigned, FOOD EXTRUSION, INC., a Nevada Corporation, hereby promises to pay to the order of DOMINION RESOURCES, INC. the principal sum of ONE MILLION, SEVEN HUNDRED, FIFTY THOUSAND DOLLARS ($1,750,000) with interest computed at Five Percent (5%) simple interest per annum in arrears.

         As consideration for this loan, DOMINION RESOURCES, INC. shall receive common stock in FOOD EXTRUSION, INC. in the amount of 578,000 shares.

         FOOD EXTRUSION, INC. as collateral for this loan hereby pledges all of the equipment which is owned by FOOD EXTRUSION, INC. at Farmers' Rice Cooperative, 1800 Terminal Avenue, West Sacramento, California 95691. A U.C.C. has been filed with the Secretary of State, the State of California perfecting this Agreement.

         The principal and interest are payable on November 21, 1999.

         The undersigned may, at their election, without notice, at any time and from time to time, prepay without penalty all or any part of the principal hereof.

         Payment of the principal and interest shall be made in lawful money of the United States of America and shall be made at the offices of DOMINION RESOURCES, INC., or at such place as the holder hereof may from time to time designate. If the undersigned becomes insolvent, makes an assignment for the benefit of creditors, or files a petition in bankruptcy, then, and, in any such event, the entire unpaid principal amount of this Note shall become immediately due and payable without further notice at the option of the holder thereof.


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         The undersigned hereby waive diligence, notice of default,  presentment for payment, demand, protest, notice of protest and notice of dishonor, and expressly agree that this Note or any unpaid portion of principal due thereon may be extended from time to time, by the holder thereof, without notice, or without in any way affecting the liability of the undersigned. If a legal action is commenced for collection of sums due under this Note, the undersigned agrees to pay such reasonable costs of collection, including attorneys' fees and court costs, as may be incurred by the holder or fixed by a court.

         This note is made and delivered in California and shall be governed by the laws of the State of California.

         THIS NOTE SUPERCEDES THAT CERTAIN NOTE DATED 21 MARCH 1996 (ATTACHED).

         Executed the 30th day of July, 1996, at El Dorado Hills, California.

                                            FOOD EXTRUSION, INC.,


                                            /s/ Daniel L. McPeak
                                            --------------------
                                            Daniel L. McPeak
                                            Chairman and Chief Executive Officer


AGREED TO AND ACCEPTED:

DOMINION RESOURCES, INC.



By: /s/ Gene Mulvihill
   --------------------
     Gene Mulvihill